Exhibit 20.2

Notice of Merger
of
IYG HOLDING COMPANY
formerly a wholly owned subsidiary of
SEVEN-ELEVEN JAPAN CO., LTD.
with and into
7-ELEVEN, INC.

To the Persons Who Were Record Holders of
Common Stock of 7-Eleven, Inc. at the Effective
Time Referred to Below:

        NOTICE IS HEREBY GIVEN, pursuant to Article 5.16 of the Business Corporation Act of the State of Texas (the "TBCA"), that the merger (the "Merger") of IYG Holding Company, a Delaware corporation ("Purchaser") and formerly a wholly owned subsidiary of Seven-Eleven Japan Co., Ltd., a Japanese corporation ("Parent"), with and into 7-Eleven, Inc., a Texas corporation (the "Company"), became effective on November 9, 2005 (the "Effective Time"). Immediately prior to the Effective Time, Purchaser owned at least 90% of the outstanding shares of common stock, par value $.0001 per share (the "Shares"), of the Company. Accordingly, under the TBCA, no action was required by the shareholders of the Company (other than Purchaser) for the Merger to become effective.

        As a result of the Merger, the separate corporate existence of Purchaser has ceased to exist with the Company remaining as the surviving corporation (the "Surviving Corporation").

        Pursuant to the terms of the Merger, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company) (the "Remaining Shares") was canceled and converted into the right to receive $37.50 in cash, without interest, subject to the rights of holders of the Remaining Shares to seek appraisal of the "fair value" thereof pursuant to Articles 5.12, 5.13 and 5.16 of the TBCA as described below and in the accompanying Information Statement.

        TO RECEIVE PAYMENT OF $37.50 IN CASH PER REMAINING SHARE, SHAREHOLDERS MUST COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) AND MUST PRESENT THE LETTER OF TRANSMITTAL AND THE SHARE CERTIFICATES THAT REPRESENTED THE REMAINING SHARES, EITHER BY MAIL, BY OVERNIGHT COURIER OR BY HAND TO THE BANK OF NEW YORK (THE "PAYING AGENT"), AT ITS ADDRESS SET FORTH ON THE ACCOMPANYING INFORMATION STATEMENT AND ON THE LETTER OF TRANSMITTAL.

        Articles 5.12, 5.13 and 5.16 of the TBCA provide procedures by which persons who were record holders of Remaining Shares at the Effective Time and who do not wish to accept the $37.50 cash payment per Remaining Share have the right to seek an appraisal of the "fair value" of their Remaining Shares. Under the TBCA, fair value of Remaining Shares for purposes of the exercise of dissenters' appraisal rights in connection with the Merger is defined as the value of the Remaining Shares as of the day before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. Any holder of Remaining Shares who wishes to exercise this right to an appraisal must do so within 20 days after the date of mailing this notice and the accompanying Information Statement (such date of mailing being November 10, 2005) by making a written demand to the Surviving Corporation at the address set forth in the accompanying Information Statement. APPRAISAL DEMANDS WILL NOT BE ACCEPTED UNLESS MADE BY OR ON

BEHALF OF PERSONS WHO WERE RECORD HOLDERS OF SHARES IMMEDIATELY BEFORE THE EFFECTIVE TIME.

        Holders of Remaining Shares should refer to the section entitled "Dissenters' Appraisal Rights" in the accompanying Information Statement and Annex A thereto (which sets forth the relevant sections of Articles 5.12, 5.13 and 5.16 of the TBCA) for a description of the procedures that must be followed to perfect appraisal rights.

        Additional copies of this Notice of Merger, the accompanying Information Statement and the related Letter of Transmittal can be obtained from the Paying Agent at its address set forth in the accompanying Information Statement and the Letter of Transmittal.

7-Eleven, Inc.
November 9, 2005